Exhibit 99.1

EVERI REPORTS RECORD RESULTS FOR THE 2021 SECOND QUARTER

Broad-based Strength in Games and FinTech Segment Operating Performance

Provides Full Year 2021 Guidance, including Net Income of $87 Million to $95 Million and Adjusted EBITDA of $332 Million to $342 Million

Las Vegas – August 4, 2021 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming content and products, financial technology, and loyalty solutions, today reported record financial results for the second quarter ended June 30, 2021. The 2021 second quarter revenue, net income, Adjusted EBITDA and Free Cash Flow are all slightly above the respective ranges the Company provided on June 21, 2021. The results are a quarterly sequential improvement from the 2021 first quarter, reflecting continued strength in casino patron demand, while still reflecting an ongoing, but reduced, impact of the COVID-19 pandemic.
Second Quarter 2021 Financial Highlights Compared to the Second Quarter 2019
Because second quarter 2020 financial results were severely impacted by casino closures related to the COVID-19 pandemic, the Company believes it is more meaningful to compare 2021 second quarter results to those of the 2019 second quarter. Financial results for the 2021, 2020 and 2019 second quarter periods are presented in the Consolidated, Games and Financial Technology Solutions highlight tables below.
•Revenues rose 33% to a quarterly record $172.6 million, compared to $129.7 million in the 2019 second quarter.
•Net income improved 560% to a quarterly record $36.2 million, or $0.36 per diluted share, compared to $5.5 million, or $0.07 per diluted share, in the 2019 second quarter.
•Adjusted EBITDA, a non-GAAP financial measure, increased 44% to a quarterly record $92.5 million, compared to $64.1 million in the 2019 second quarter.
•Free Cash Flow, a non-GAAP financial measure, increased 462% to $39.2 million, compared to $7.0 million in the 2019 second quarter.
•Revenue, net income, Adjusted EBITDA and Free Cash Flow are all slightly above the respective ranges the Company provided on June 21, 2021.
•Subsequent to quarter-end, completed a successful refinancing that reduced total debt to $1.0 billion, decreased cash interest costs and extended maturities.
Michael Rumbolz, Chief Executive Officer of Everi, said, “The record 2021 second quarter results reflect the substantial benefit of our execution of our ongoing growth initiatives, as well as improvement in industry trends. The strong momentum to-date this year in revenues, earnings and cash flow is being driven by consistent improvements in our Games and FinTech segment operating performance, demonstrating yet again the substantial demand that exists for our high-value products.
"A key highlight of our significant growth compared to pre-pandemic periods is the strength of our recuring revenue streams, which comprise an increased percentage of our overall business mix. This revenue is a significant contributor to our growing Free Cash Flow, which in turn has allowed us to dramatically lower our net leverage,” added Rumbolz. “Accordingly, we are favorably positioned to prudently invest in both internal product innovation and complementary, high-return, accretive acquisitions that will support our future growth.”
Mark Labay, Chief Financial Officer of Everi, said, “Our improved performance positioned us to obtain a strong response from the capital markets for our recent debt refinancing, including credit rating agency upgrades of all our newly issued debt instruments. This resulted in lower borrowing rates and extended debt maturities. Upon completion of this successful refinancing, at current interest rates our annualized cash interest costs will now be approximately $23 million less than at June 30, 2021. We expect our lower annual interest will contribute to the sustainability and further growth of our Free Cash Flow.”
Consolidated Full Quarter Comparative Results (unaudited)

	As of and For the Three Months Ended June 30,
	2021	2020	2019
	(in millions, except per share amounts)
Consolidated revenue	$172.6	$38.7	$129.7

Operating income (loss) (1)	$54.4	$(52.7)	$24.9

Net income (loss) (1)	$36.2	$(68.5)	$5.5

Net earnings (loss) per diluted share (1)	$0.36	$(0.80)	$0.07

Diluted shares outstanding (2)	100.0	85.1	79.2

Adjusted EBITDA (3)	$92.5	$3.3	$64.1

Free Cash Flow (3)	$39.2	$(26.7)	$7.0

Principal amount of outstanding debt (4)	$1,144.6	$1,180.9	$1,147.2

Cash and cash equivalents (4)	$340.4	$257.4	$123.8

Net Cash Position (5)	$196.6	$133.2	$36.7
(1) Operating loss, net loss, and net loss per diluted share for the three months ended June 30, 2020, included $14.8 million of pre-tax charges, including $11.0 million of business reorganization costs, $2.7 million of employee severance costs, $0.6 million non-recurring professional fees, and $0.5 million in other one-time charges. Operating income, net income and net earnings per diluted share for the three months ended June 30, 2019 included approximately $0.8 million for certain non-recurring professional fees and related costs and expenses associated with the acquisition of certain player loyalty assets and a non-cash charge of $0.8 million for the write-off of inventory related to certain legacy cabinets.
(2) In December 2019, the Company completed a public offering of 11.5 million shares of common stock. Weighted average basic shares outstanding were 88.7 million, 85.1 million, and 71.5 million shares for the periods ended June 30, 2021, 2020, and 2019, respectively.
(3)    For a reconciliation of net income (loss) to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release.
(4) Subsequent to quarter-end, the Company reduced its total outstanding debt to $1.0 billion through the successful issuance of $400 million of 5.000% senior unsecured notes due 2029 and $600 million of senior secured term loan at a rate of LIBOR plus 250 basis points with a

LIBOR floor of 50 basis points due 2028, along with a $125 million revolving credit facility that is currently undrawn. In completing the transactions on August 3, 2021, the Company used cash on hand to pay the transaction fees and expenses and reduce the total debt by $144.6 million from the June 30, 2021 reported amount.
(5) For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available at the end of this release.
Second Quarter 2021 Results Overview
Results for the three-month period ended June 30, 2021 reflect the continued, albeit lesser, impact of the COVID-19 pandemic. Results for the 2020 second quarter reflect the impact of the COVID-19 pandemic and results for the 2019 second quarter were unimpacted by the pandemic.
Randy Taylor, Everi’s Chief Operating Officer, said, “Our record quarterly revenue was up 33% over the pre-COVID 2019 second quarter, primarily driven by the strength in our recurring revenue operations in both our Games and FinTech segments. Our Games segment momentum reflects the continued growth in our installed base of gaming operations units, particularly increased placements of our higher-earning premium units that drove the increase in daily win per unit. In addition, slot machine sales increased by 49% sequentially from the 2021 first quarter, reflecting what we believe is another quarter of higher ship share of replacement units. Second quarter unit sales also benefited from a larger share of shipments to new casino openings and expansions than we have historically achieved together with a greater number of new casino openings and expansions than typically experienced in a quarter.
“Our FinTech segment continues to benefit from our comprehensive, integrated financial access services and RegTech software solutions, as well as our newer loyalty products such as our updated and upgraded self-service loyalty kiosks. Our strong FinTech industry position enables Everi to benefit from the widespread increase in casino player activity, which drove mid-teens percentage growth in the number of financial access transactions we processed as compared to 2019 second quarter volumes; a rate that was significantly above our historical rate of growth.
“The operating performance of our two segments, together with a continued focus on operating expenses, led to net income of $36.2 million, or $0.36 per diluted share, record quarterly Adjusted EBITDA of $92.5 million, up more than 40% over the comparable 2019 period, and Free Cash Flow generation of $39.2 million.
“Additionally, we continue to see a high level of interest by casino operators in our cashless digital wallet solution and our iGaming slot content. These are two important growth initiatives in which we’ve invested over a number of years given our expectation that they can both be additive to our core business momentum in the near- and long-term.”

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2021	2020	2019
	(in millions, except unit amounts and prices)
Games revenues
Gaming operations	$73.2	$13.9	$45.6
Gaming equipment and systems	26.1	7.0	23.4
Gaming other	—	—	0.4
Gaming total revenues	$99.3	$20.9	$69.4

Operating income (loss) (1)	$30.6	$(41.8)	$2.6

Adjusted EBITDA (2)	$60.4	$3.0	$34.7

Gaming operations information:
Units installed at period end:
Class II	9,422	8,971	9,205
Class III	6,829	5,967	4,489
Total installed base at period end (4)	16,251	14,938	13,694

Premium units	6,961	5,796	3,413

Average units installed during period (4)	16,088	14,854	13,624

Daily win per unit ("DWPU") (3)	$45.66	$9.84	$32.26

Unit sales information:
Units sold	1,402	381	1,270
Average sales price ("ASP")	$17,894	$18,044	$17,338
(1) Operating loss for the three months ended June 30, 2020, included $11.3 million of pre-tax charges, including $9.2 million of business reorganization costs, $1.6 million of employee severance costs and $0.5 million of other one-time charges. Operating income for the three months ended June 30, 2019 included approximately $0.3 million for certain nonrecurring professional fees and related costs and a non-cash charge of $0.8 million for the write-off of inventory related to certain legacy cabinets.
(2) For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP measures provided at the end of this release.
(3) Daily win per unit reflects the total of all units installed at casinos, inclusive of closed casinos and inactive units, where such units would have recorded no revenue and excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
(4) The ending and average installed base for all three periods includes all units, whether or not casinos were open and whether or not the games were active.
2021 Second Quarter Games Segment Highlights
Games segment revenues increased to a quarterly record $99.3 million compared to $20.9 million in the 2020 second quarter and was up 43% over the $69.4 million in the 2019 second quarter. This reflects strong gaming operations performance as well as higher shipments of gaming machines.
Operating income increased to $30.6 million, compared to an operating loss of $41.8 million a year ago and operating income of $2.6 million in the second quarter of 2019. The increase in the 2021 second quarter operating income over the prior-year periods reflects the benefit of higher revenues, a greater proportion of higher-margin gaming operations revenue in the overall mix, the Company’s cost containment efforts, and lower amortization. Adjusted EBITDA increased to a quarterly record $60.4 million, from $3.0 million and $34.7 million in the second quarter of 2020 and 2019, respectively.
Gaming operations revenue grew to a quarterly record $73.2 million, compared to $13.9 million and $45.6 million in the second quarter of 2020 and 2019, respectively.
•Reflecting the player popularity of the latest games and the growth in higher-earning premium unit placements, Daily Win per Unit (“DWPU”) rose to a quarterly record $45.66 in the second quarter of 2021, compared to $9.84 and $32.26 in the second quarter of 2020 and 2019, respectively.
•The installed base as of June 30, 2021 increased by 9%, or 1,313 units, year over year and by 302 units on a quarterly sequential basis to a record 16,251 units.
•The premium portion of the installed base increased by 20%, or 1,165 units, year over year and by 264 units on a quarterly sequential basis to 6,961 units. Growth was driven primarily by incremental placements of the strong-performing The Vault™ game theme and premium mechanical reel games, as well as the continued solid performance of other themes including Smokin' Hot Stuff Wicked Wheel® and Shark Week®. Premium units represented 43% of the total installed base at quarter-end compared to 39% a year ago and 25% as of June 30, 2019. Wide-area progressive (“WAP”) units, a subcategory of premium units, grew by 114 units year over year to 1,082 units as of June 30, 2021, partly reflecting the launch of the new Monsterverse™ game on the Empire DCX® cabinet and the installation of the first WAP into commercial casinos in Nevada and New Jersey.
•Digital revenue more than doubled to $3.6 million in the second quarter of 2021 compared to $1.5 million a year ago and increased 50% on a quarterly sequential basis, partially reflecting a full quarter of revenue from Michigan. Digital revenue growth also reflects increased B2B revenue from the expanded base of iGaming operator sites featuring the Company’s games – including in West Virginia, British Columbia and Manitoba that went live during the quarter – along with a growing library of available slot content.
•Revenues from the New York Lottery system business were $6.3 million in the second quarter of 2021, compared to $4.9 million in the second quarter 2019. There was no revenue in the second quarter of 2020 due to the impact of the COVID-19 pandemic.
Gaming equipment and systems revenues generated from the sale of gaming units and other related parts and equipment totaled $26.1 million in the second quarter of 2021, compared to $7.0 million and $23.4 million in the second quarter of 2020 and 2019, respectively.
•The Company sold 1,402 units, including several hundred units for new casino openings and expansions, at an average selling price (“ASP”) of $17,894 in the second quarter of 2021. This is an increase compared with 381 units at an ASP of $18,044 in the second quarter of 2020 and 1,270 units at an ASP of $17,338 in the second quarter of 2019.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)*

	Three Months Ended June 30,
	2021	2020	2019
	(in millions, unless otherwise noted)
FinTech revenues
Financial access services	$44.8	$10.0	$39.7
Software and other	15.6	4.4	12.8
Hardware	12.8	3.4	7.8
FinTech total revenues	$73.2	$17.8	$60.3

Operating income (loss) (1)	$23.8	$(10.9)	$22.3

Adjusted EBITDA (2)	$32.1	$0.3	$29.4

Value of financial access transactions:
Funds advanced	$2,210.9	$531.3	$1,878.2
Funds dispensed	6,960.1	1,403.4	5,328.7
Check warranty	378.8	67.0	353.0
Total value processed	$9,549.8	$2,001.7	$7,559.9

Number of financial access transactions:
Funds advanced	3.3	0.9	2.9
Funds dispensed	28.4	6.3	24.8
Check warranty	0.9	0.2	0.9
Total transactions completed	32.6	7.4	28.6
* Rounding may cause variances.
(1)Operating loss for the three-month period ended June 30, 2020, included $3.5 million of pre-tax charges, including $1.8 million of business reorganization costs, $1.1 million of employee severance costs and $0.6 million of non-recurring professional fees. Operating income for the three months ended June 30, 2019 included the impact of approximately $0.5 million for certain non-recurring professional fees and related costs and certain expenses associated with the acquisition of certain player loyalty assets.
(2)For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release.

2021 Second Quarter Financial Technology Solutions Segment Highlights
FinTech revenues for the 2021 second quarter increased to a record $73.2 million, compared to $17.8 million in the 2020 second quarter and were up 21% over the $60.3 million in the 2019 second quarter. The growth over both years reflects an increase in revenues from financial access services, lower-margin hardware sales and software and other.
Operating income in the 2021 second quarter rose to $23.8 million, compared to an operating loss of $10.9 million a year ago and operating income of $22.3 million in the 2019 second quarter. The increase primarily reflects the benefit of higher revenues partially offset by an increase in research and development expense as a result of an acceleration of new product development efforts, including development of new and enhanced loyalty products and the Company’s CashClub Wallet® digital technology offering. Adjusted EBITDA was $32.1 million, compared to $0.3 million and $29.4 million in the second quarter of 2020 and 2019, respectively.
•Financial access services revenues, which include both cashless and cash dispensing debit and credit card transactions and check services, increased 16% on a quarterly sequential basis to

$44.8 million, reflecting continued improvements in casino activity, and grew 13% from the second quarter of 2019.
◦Throughout the 2021 second quarter, growth in transactional activity on a same-store basis was up at a consistent mid-teens rate compared to the second quarter of 2019.
•Software and other revenues, which include loyalty and regulatory compliance (RegTech) software, product subscriptions, kiosk maintenance services, and other revenue, were $15.6 million, of which approximately 80% were of a recurring nature. This compares to total revenue of $4.4 million in the second quarter of 2020, of which 79% were of a recurring nature, and $12.8 million in the second quarter of 2019, of which 66% were of a recurring nature.
•Hardware sales revenues were $12.8 million, inclusive of significant shipments of self-service kiosks and other loyalty and financial access equipment for new casino openings and major expansions, in the second quarter of 2021, compared to $3.4 million and $7.8 million in the second quarter of 2020 and 2019, respectively.
Balance Sheet and Liquidity
•Subsequent to the 2021 second quarter-end, the Company entered into a series of refinancing transactions that reduced interest cost, extended debt maturities and resulted in $1.0 billion of total indebtedness. The new total debt comprises $600.0 million of senior secured term loan priced at LIBOR plus 2.50% with a LIBOR Floor of 50 basis points due 2028, $400.0 million of 5.000% senior unsecured notes due 2029, and a $125.0 million revolving credit facility due 2026 which is undrawn. At current market interest rates, the refinancing resulted in annual cash interest savings of approximately $23 million compared to June 30, 2021.
•As of June 30, 2021, the Company had $340.4 million of cash and cash equivalents. Pro forma for the debt repayment, early redemption fees and transaction costs of the refinancing transactions completed in the third quarter, the Company had cash and cash equivalents of $155.1 million.
•In the 2021 second quarter, the Company paid $9.9 million in total earned contingent consideration for its 2019 acquisition of certain assets of Atrient and paid the remaining $5.0 million purchase price installment related to the 2019 acquisition of certain assets of Micro Gaming Technology.
Outlook
With industry conditions stabilizing, and assuming that conditions continue to trend without additional setbacks due to pandemic or other macro-economic effects, Everi is providing annual guidance of selected expected financial results, a practice consistent with its custom prior to the onset of the COVID-19 pandemic in 2020. For the full year 2021, the Company expects revenue of $615 million to $635 million, net income of $87 million to $95 million, Adjusted EBITDA of $332 million to $342 million, and Free Cash Flow of $168 million to $177 million. Factors considered in Everi’s 2021 outlook include:
•Capital expenditures (inclusive of placement fees) will be $105 million to $113 million;
•The Company expects to incur a loss on extinguishment of debt of approximately $32 million to $35 million in the 2021 third quarter, in conjunction with the early redemption of its 7.50% senior unsecured notes due 2025, the repayment of the incremental term loan and the refinancing of its senior secured credit facility due 2024, including the revolving credit facility due 2022. Approximately $11 million to $14 million is expected to be non-cash related to the write-off of existing debt issuance costs and unamortized discount on the existing borrowings; and
•Shipments for new casino openings and expansions in the 2021 second half are expected to be lower, reflecting fewer new opening and expansions compared to the first half of 2021.
•Assumes no significant change or reversal of the Company's deferred tax asset valuation allowances during the year.

•The Company’s 2021 full year outlook does not contemplate any additional meaningful potential impact from any macroeconomic or pandemic-related setback; but does reflect the likelihood of receding government stimulus benefits and an increase in pressure on consumer discretionary spending.
A summary and reconciliation of the financial targets is included as a supplemental table at the end of this release.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2021 second quarter results at 11:00 a.m. ET (8:00 a.m. PT) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 3:00 p.m. ET today and may be accessed by dialing +1 (412) 317-6671; the PIN number is 13721158. A replay will be available until August 11, 2021. The call will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance, and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, write-down of inventory, property and equipment and intangible assets, employee severance costs and other related expenses, litigation settlement received net of legal costs, foreign exchange loss, asset acquisition expense, non-recurring professional fees, and one-time charges. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income (loss) per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” "indication," “future,” “assume," "estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “can,” “designed to,” ” “favorably positioned,” “will provide,” or “will” and similar expressions to identify forward-looking statements. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future events, or performance. Actual results may differ materially from those contemplated in these statements, due to risks and uncertainties. Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements including guidance related to 2021 financial and operational metrics; regain revenue momentum; sustain our overall growth; generate Free Cash Flow; improve the Company’s capital structure; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address; successfully perform obligations required by acquisition agreements; and create incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and the adoption of our products and technologies.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the impact of the ongoing COVID-19 global pandemic on our business, operations and financial condition, our history of net losses and our ability to generate profits in the future; our debt leverage and the related covenants that restrict our operations; our ability to generate sufficient cash to service all of our indebtedness and fund working capital and capital expenditures; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; our ability to compete in the gaming industry; our ability to execute on mergers, acquisitions and/or strategic alliances, including the timing and closing of acquisitions and our ability to integrate and operate such acquisitions consistent with our forecasts; our ability to access the capital markets to raise funds; expectations regarding our existing and future installed base and win per day; expectations regarding development and placement fee arrangements; inaccuracies in underlying operating assumptions; expectations regarding customers’ and gaming patrons’ preferences and demands for future services and product offerings; the overall growth of the gaming industry, if any; our ability to replace revenue associated with terminated customer contracts; margin degradation from contract renewals; technological obsolescence; our ability to comply with the Europay, MasterCard and Visa global standard for cards equipped with security chip technology; our ability to introduce new and enhanced products and services, including third-party licensed content; our ability to prevent, mitigate or timely recover from cybersecurity breaches, attacks and compromises; the level of our capital expenditures and product development; anticipated sales performance; employee turnover; national and international economic conditions; changes in global market, business and regulatory conditions arising as a result of the COVID-19 global pandemic; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties that we may face; competitive pressures in the gaming and financial technology sectors; the impact of changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; unanticipated expenses or capital needs and those other risks and uncertainties discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 15, 2021. Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and speak only as of the date hereof.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi’s mission is to lead the gaming industry through the power of people, imagination and technology. With a focus on player engagement and helping casino customers operate more efficiently, the Company develops entertaining game content and gaming machines, gaming systems, and services for land-based and iGaming operators. The Company is also a preeminent and comprehensive provider of trusted financial technology solutions that power the casino floor while improving operational efficiencies and fulfilling regulatory compliance requirements, including products and services that facilitate convenient and secure cash and cashless financial transactions, self-service player loyalty tools and applications, and regulatory and intelligence software. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
Investor Relations Contacts:
Everi Holdings Inc.                            JCIR
William Pfund                                Richard Land, James Leahy
SVP, Investor Relations                        212-835-8500 or evri@jcir.com
702-676-9513 or william.pfund@everi.com
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EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(In thousands, except earnings (loss) per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Games revenues
Gaming operations	$73,220	$13,859	131,361	59,545
Gaming equipment and systems	26,090	6,983	44,078	18,566
Gaming other	27	11	49	32
Games total revenues	99,337	20,853	175,488	78,143
FinTech revenues
Financial access services	44,840	10,034	83,552	47,007
Software and other	15,604	4,424	32,850	17,118
Hardware	12,801	3,404	19,805	9,756
FinTech total revenues	73,245	17,862	136,207	73,881
Total revenues	172,582	38,715	311,695	152,024
Costs and expenses
Games cost of revenues(1)
Gaming operations	5,342	1,681	10,101	6,226
Gaming equipment and systems	15,248	4,071	25,555	10,895
Gaming other	—	456	—	456
Games total cost of revenues	20,590	6,208	35,656	17,577
FinTech cost of revenues(1)
Financial access services	1,560	511	3,033	4,066
Software and other	1,129	324	2,133	1,198
Hardware	7,670	2,014	11,698	5,904
FinTech total cost of revenues	10,359	2,849	16,864	11,168
Operating expenses	48,178	41,603	86,221	80,501
Research and development	8,766	5,193	17,179	13,924
Depreciation	15,931	16,294	32,108	32,537
Amortization	14,369	19,295	29,084	38,619
Total costs and expenses	118,193	91,442	217,112	194,326
Operating income (loss)	54,389	(52,727)	94,583	(42,302)
Other expenses
Interest expense, net of interest income	17,760	19,822	36,231	37,321
Loss on extinguishment of debt	—	80	—	7,457
Total other expenses	17,760	19,902	36,231	44,778
Income (loss) before income tax	36,629	(72,629)	58,352	(87,080)
Income tax provision (benefit)	415	(4,148)	1,604	(5,145)
Net income (loss)	36,214	(68,481)	56,748	(81,935)
Foreign currency translation	328	304	107	(1,654)
Comprehensive income (loss)	$36,542	$(68,177)	$56,855	$(83,589)
(1) Exclusive of depreciation and amortization.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Earnings (loss) per share
Basic	$0.41	$(0.80)	$0.65	$(0.97)
Diluted	$0.36	$(0.80)	$0.57	$(0.97)
Weighted average common shares outstanding
Basic	88,722	85,122	87,858	84,873
Diluted	100,030	85,122	99,004	84,873

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At June 30,	At December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$340,361	$251,706
Settlement receivables	50,111	60,652
Trade and other receivables, net of allowances for credit losses of $4,790 and $3,689 at June 30, 2021 and December 31, 2020, respectively	95,705	74,191
Inventory	31,373	27,742
Prepaid expenses and other current assets	24,904	17,348
Total current assets	542,454	431,639
Non-current assets
Property and equipment, net	113,256	112,323
Goodwill	681,992	681,974
Other intangible assets, net	195,084	214,627
Other receivables	13,482	14,620
Other assets	19,247	21,996
Total non-current assets	1,023,061	1,045,540
Total assets	$1,565,515	$1,477,179
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Settlement liabilities	$193,893	$173,211
Accounts payable and accrued expenses	146,786	145,029
Current portion of long-term debt	1,250	1,250
Total current liabilities	341,929	319,490
Non-current liabilities
Long-term debt, less current portion	1,129,627	1,128,003
Deferred tax liability, net	20,852	19,956
Other accrued expenses and liabilities	15,607	17,628
Total non-current liabilities	1,166,086	1,165,587
Total liabilities	1,508,015	1,485,077
Commitments and contingencies
Stockholders’ equity (deficit)
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and no shares outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized and 115,559 and 89,908 shares issued and outstanding at June 30, 2021, respectively, and 111,872 and 86,683 shares issued and outstanding at December 31, 2020, respectively	116	112
Additional paid-in capital	483,762	466,614
Accumulated deficit	(237,872)	(294,620)
Accumulated other comprehensive loss	(1,084)	(1,191)
Treasury stock, at cost, 25,652 and 25,190 shares at June 30, 2021 and December 31, 2020, respectively	(187,422)	(178,813)
Total stockholders’ equity (deficit)	57,500	(7,898)
Total liabilities and stockholders’ equity (deficit)	$1,565,515	$1,477,179

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income (loss)	$56,748	$(81,935)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	32,108	32,537
Amortization	29,084	38,619
Non-cash lease expense	2,399	2,195
Amortization of financing costs and discounts	2,344	1,941
Loss on sale or disposal of assets	1,486	101
Accretion of contract rights	4,637	3,170
Provision for credit losses	3,806	4,981
Deferred income taxes	896	(5,392)
Reserve for inventory obsolescence	1,211	1,021
Write-down of assets	—	11,033
Loss on extinguishment of debt	—	7,457
Stock-based compensation	8,452	7,123
Other non-cash items	—	456
Changes in operating assets and liabilities:
Settlement receivables	10,546	35,998
Trade and other receivables	(26,297)	12,202
Inventory	(4,764)	(9,880)
Prepaid expenses and other assets	(7,146)	1,437
Settlement liabilities	20,682	(75,566)
Accounts payable and accrued expenses	27,326	(25,908)
Net cash provided by (used in) operating activities	163,518	(38,410)
Cash flows from investing activities
Capital expenditures	(49,234)	(30,134)
Acquisitions, net of cash acquired	(15,000)	(15,000)
Proceeds from sale of property and equipment	19	86
Placement fee agreements	—	(875)
Net cash used in investing activities	(64,215)	(45,923)
Cash flows from financing activities
Proceeds from incremental term loan	—	125,000
Repayment of incremental term loan	(625)	—
Proceeds from revolving credit facility	—	35,000
Repayments of existing term loan	—	(13,500)
Repayments of unsecured notes	—	(89,619)
Fees associated with debt transactions	—	(11,128)
Proceeds from exercise of stock options	8,703	2,113
Treasury stock	(8,612)	(589)
Payment of contingent consideration, acquisition	(9,875)	—
Net cash (used in) provided by financing activities	(10,409)	47,277
Effect of exchange rates on cash and cash equivalents	67	(1,732)
Cash, cash equivalents and restricted cash
Net increase (decrease) for the period	88,961	(38,788)
Balance, beginning of the period	252,349	296,610
Balance, end of the period	$341,310	$257,822

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At June 30,	At December 31,	At June 30,	A June 30,
	2021	2020	2020	2019
Cash available
Cash and cash equivalents (1)	$340,361	$251,706	$257,430	$123,845
Settlement receivables	50,111	60,652	33,833	244,183
Settlement liabilities	(193,893)	(173,211)	(158,075)	(331,291)
Net Cash Position	196,579	139,147	133,188	36,737

Undrawn revolving credit facility	35,000	35,000	—	35,000
Net Cash Available	$231,579	$174,147	$133,188	$71,737
(1) Cash and cash equivalents does not include $0.9 million, $0.6 million, $0.4 million, and $1.9 million of restricted cash at June 30, 2021, December 31, 2020, June 30, 2020, and June 30, 2019, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED LONG-TERM DEBT AND ESTIMATED ANNUAL INTEREST COSTS

	Interest Rate(1)	Maturity Date	Pro Forma At Close of Refinancing(2)	At June 30, 2021	At March 31, 2021	At December 31, 2020
New Long-term debt, principal face amount
Senior Secured Term Loan - $600 million	LIBOR+2.50% With 0.50% LIBOR Floor	2028	$600,000	$—	$—	$—
Senior Secured Revolving Credit Facility - $125 million	LIBOR+2.50% With 0.50% LIBOR Floor	2026	—	—	—	—
Unsecured Notes - $400 million	5.000%	2029	400,000	—	—	—
Existing Long-term debt, principal face amount
Senior Secured Term Loan - $820 million	LIBOR+2.75% With 0.75% LIBOR Floor(3)	2024	—	735,500	735,500	735,500
Senior Secured Incremental Term Loan - $125 million	LIBOR+10.50% With 1.00% LIBOR Floor	2024	—	123,750	124,063	124,375
Senior Secured Revolving Credit Facility - $35 million	LIBOR+4.50% With 1.00% LIBOR Floor	2022	—	—	—	—
Unsecured Notes - $375 million	7.500%	2025	—	285,381	285,381	285,381
Total Debt			$1,000,000	$1,144,631	$1,144,944	$1,145,256

Approximate annual interest expense (4)(5)			$38,625	$61,552	$61,588	$63,463
Effective annualized rate on total debt			3.86%	5.38%	5.38%	5.54%
(1) The effective 1-month USD LIBOR was approximately 10 bps at June 30, 2021. For comparability purposes between periods, it is assumed this rate will be compared against the LIBOR floor for all periods presented.
(2) Pro Forma for the close of the new Unsecured Notes on July 15, 2021 and the closing of the new Senior Secured Credit Facility on August 3, 2021.
(3) In February 2021, the Company repriced its $735.5 million First Lien Term Loan under its Credit Agreement. Under the amended Credit Agreement, the Base Rate floor of the interest rate applicable to the First Lien Term Loan was reduced by 25 basis points to 0.75% from 1.00%. Annualized interest at December 31, 2020 assumes a 1% Base Rate Floor.
(4) Represents approximate annual interest costs on debt instruments only (excludes non-cash interest costs, cash usage fees, interest on vault cash and other interest costs) using rates in effect at that time.
(5) Includes commitment fees on Revolving Credit Facilities of 0.50%. Both the new and existing Revolving Credit Facilities have commitment fees that range from 0.50% - 0.375% based on the Company's Consolidated Secured Leverage Ratio.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended June 30, 2021
	Games	FinTech	Total
Net income			$36,214
Income tax provision			415
Interest expense, net of interest income			17,760
Operating income	$30,589	$23,800	$54,389

Plus: depreciation and amortization	24,739	5,561	30,300
EBITDA	$55,328	$29,361	$84,689

Non-cash stock compensation expense	2,713	2,734	5,447
Accretion of contract rights	2,318	—	2,318
Adjusted EBITDA	$60,359	$32,095	$92,454

Cash paid for interest			(23,283)
Cash paid for capital expenditures			(29,199)
Cash paid for income taxes, net			(763)
Free Cash Flow			$39,209

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended June 30, 2020
	Games	FinTech	Total
Net loss			$(68,481)
Income tax benefit			(4,148)
Loss on extinguishment of debt			80
Interest expense, net of interest income			19,822
Operating loss	$(41,848)	$(10,879)	$(52,727)

Plus: depreciation and amortization	30,159	5,430	35,589
EBITDA	$(11,689)	$(5,449)	$(17,138)

Non-cash stock compensation expense	2,402	2,238	4,640
Accretion of contract rights	1,000	—	1,000
Write-down of inventory, property and equipment and intangible assets	9,232	1,801	11,033
Employee severance costs and other expenses	1,578	1,122	2,700
Non-recurring professional fees	30	582	612
Other one-time charges	456	—	456
Adjusted EBITDA	$3,009	$294	$3,303

Cash paid for interest			(22,101)
Cash paid for capital expenditures			(7,627)
Cash paid for placement fees			(290)
Cash paid for income taxes, net			(26)
Free Cash Flow			$(26,741)

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended June 30, 2019
	Games	FinTech	Total
Net income			$5,486
Income tax benefit			(1,040)
Interest expense, net of interest income			20,433
Operating income	$2,552	$22,327	$24,879

Plus: depreciation and amortization	28,093	4,855	32,948
EBITDA	$30,645	$27,182	$57,827

Non-cash stock compensation expense	736	1,650	2,386
Accretion of contract rights	2,197	—	2,197
Write-down of inventory, property and equipment and intangible assets	843	—	843
Non-recurring professional fees	298	519	817
Adjusted EBITDA	$34,719	$29,351	$64,070

Cash paid for interest			(27,079)
Cash paid for capital expenditures			(23,489)
Cash paid for placement fees			(6,319)
Cash paid for income taxes, net			(201)
Free Cash Flow			$6,982

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Six Months Ended June 30, 2021
	Games	FinTech	Total
Net income			$56,748
Income tax provision			1,604
Interest expense, net of interest income			36,231
Operating income	$45,865	$48,718	$94,583

Plus: depreciation and amortization	50,286	10,906	61,192
EBITDA	$96,151	$59,624	$155,775

Non-cash stock compensation expense	4,172	4,280	8,452
Accretion of contract rights	4,637	—	4,637
Litigation settlement, net	—	(1,107)	(1,107)
Asset acquisition expense, non-recurring professional fees and other	—	84	84
Adjusted EBITDA	$104,960	$62,881	$167,841

Cash paid for interest			(35,309)
Cash paid for capital expenditures			(49,234)
Cash paid for income taxes, net			(566)
Free Cash Flow			$82,732

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Six Months Ended June 30, 2020
	Games	FinTech	Total
Net loss			$(81,935)
Income tax benefit			(5,145)
Loss on extinguishment of debt			7,457
Interest expense, net of interest income			37,321
Operating (loss) income	$(47,241)	$4,940	$(42,302)

Plus: depreciation and amortization	60,472	10,684	71,156
EBITDA	$13,231	$15,624	$28,854

Non-cash stock compensation expense	3,688	3,435	7,123
Accretion of contract rights	3,170	—	3,170
Write-down of inventory, property and equipment and intangible assets	9,232	1,801	11,033
Employee severance costs and other expenses	1,578	1,122	2,700
Foreign exchange loss	83	1,199	1,282
Non-recurring professional fees	30	932	962
Other one-time charges	456	—	456
Adjusted EBITDA	$31,468	$24,113	$55,580

Cash paid for interest			(32,956)
Cash paid for capital expenditures			(30,134)
Cash paid for placement fees			(875)
Cash refunded for income taxes, net			52
Free Cash Flow			$(8,333)

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Six Months Ended June 30, 2019
	Games	FinTech	Total
Net income			$11,346
Income tax benefit			(1,428)
Interest expense, net of interest income			40,833
Operating income	$5,656	$45,095	$50,751

Plus: depreciation and amortization	55,249	8,785	64,034
EBITDA	$60,905	$53,880	$114,785

Non-cash stock compensation expense	1,293	2,867	4,160
Accretion of contract rights	4,318	—	4,318
Write-down of inventory, property and equipment and intangible assets	843	—	843
Non-recurring professional fees	484	790	1,274
Adjusted EBITDA	$67,843	$57,537	$125,380

Cash paid for interest			(39,549)
Cash paid for capital expenditures			(45,683)
Cash paid for placement fees			(11,648)
Cash paid for income taxes, net			(293)
Free Cash Flow			$28,207

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA AND PROJECTED ADJUSTED EBITDA FOR THE YEAR ENDING DECEMBER 31, 2021
(In thousands)

	2021 Guidance Range (1)
	Low	High
Revenues	$615,000	$635,000

Projected net income	87,000	95,000
Projected income tax provision	3,000	4,000
Projected loss on extinguishment of debt	35,000	32,000
Projected interest expense, net of interest income	65,000	62,000
Projected operating income	$190,000	$193,000

Plus: projected depreciation and amortization	120,000	123,000
Projected EBITDA	$310,000	$316,000

Projected non-cash stock compensation expense	15,000	17,000
Projected accretion of contract rights	8,000	10,000
Projected asset acquisition expense and non-recurring professional fees	100	100
Projected litigation settlement, net	(1,100)	(1,100)
Projected Adjusted EBITDA	$332,000	$342,000

Cash paid for interest	(55,000)	(51,000)
Cash paid for capital expenditures	(105,000)	(110,000)
Cash paid for placement fees	—	(3,000)
Cash paid for income taxes, net of refunds	(4,000)	(1,000)
Projected Free Cash Flow	$168,000	$177,000
(1) All figures presented are projected estimates for the year ending December 31, 2021.